Exhibit 99.1

MONDAY, MAY 7, 2007

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES FIRST QUARTER 2007 RESULTS

McLean, VA - May 7, 2007: The following is being issued by JER Investors Trust Inc.:

First Quarter 2007 Financial Highlights:

•

Completed $410.2 million of acquisitions consisting of three commercial mortgage backed securities (“CMBS”) acquisitions totaling $177.2 million, prior to closing credits, and five new real estate loan acquisitions and one additional funding of an existing first mortgage participation totaling $233.0 million, net of discounts or premiums.

•	Generated net income of $9.8 million, or $0.38 per diluted share, for the three months ended March 31, 2007 on revenues of $29.9 million.

•	Generated funds from operations (“FFO”) of $10.0 million, or $0.39 per diluted share, for the three months ended March 31, 2007.

•	Declared first quarter dividend of $0.44 per share of common stock.

•

Total assets of $1.6 billion at March 31, 2007 consisted of $946.0 million in CMBS, $490.5 million in real estate loans, $38.5 million in net leased real estate assets and $127.1 million in cash and other assets.

•	Book value per common share outstanding was $13.43 at March 31, 2007.

•	The Company’s Board of Directors approved an increase in the Company’s maximum targeted debt to equity ratio to a range of 4.0x to 6.0x.

•	Subsequent to March 31, 2007, on April 9, 2007, the Company, through a wholly-owned subsidiary, completed a $60.0 million trust preferred securities offering.

Operating Results

Net income was $9.8 million, or $0.38 per diluted share, and $6.5 million, or $0.25 per diluted share, for the three months ended March 31, 2007 and 2006, respectively. As a result of the December 2006 acquisition of net leased real estate investments and related real estate depreciation thereon, we are reporting funds from operations, or FFO, as an additional measure of our operating performance. FFO was $10.0 million, or $0.39 per diluted share, and $6.5 million, or $0.25 per diluted share, for the three months ended March 31, 2007 and 2006, respectively. The last page of this release contains a reconciliation of GAAP net income to FFO as well as a definition of FFO.

During the quarter ended March 31, 2007, total revenues were $29.9 million compared to $14.1 million for the quarter ended March 31, 2006. The increase in revenues is due to increased investment balances as well as higher average cash balances from cash proceeds related to the collateralized debt obligation transaction completed in the quarter ended December 31, 2006 (“CDO II”).

Interest expense for the quarter ended March 31, 2007 was $15.6 million compared to $4.0 million for the quarter ended March 31, 2006. The increase in interest expense is primarily related to CDO II, as well as increased average balances outstanding on repurchase agreements.

Total management fees were $2.0 million for the quarter ended March 31, 2007 as compared to $1.9 million for the quarter ended March 31, 2006. Base management fees were $1.9 million for the three months ended March 31, 2007 and 2006. The Company incurred an incentive fee to our manager of $0.2 million during the quarter ended March 31, 2007. There were no incentive fees incurred during the quarter ended March 31, 2006.

General and administrative expenses were $2.3 million for the quarter ended March 31, 2007 compared to $1.4 million for the quarter ended March 31, 2006. The increase in general and administrative expenses is primarily due to audit and consulting fees related to Sarbanes-Oxley compliance, collateral administration fees related to CDO II (affiliate expense) and increased outside consulting costs primarily related to interest rate hedging activities.

The Company did not record any other than temporary impairment charges for the quarter ended March 31, 2007. The Company recorded other than temporary impairment charges totaling $0.3 million for the three months ended March 31, 2006.

At March 31, 2007, our common equity book value per share was $13.43 as compared to $14.36 at December 31, 2006. The decline was primarily due to changes in the estimated fair value of our CMBS investments resulting from widening of credit spreads.

Investment Activity

During the quarter ended March 31, 2007, the Company completed $410.2 million of acquisitions consisting of three CMBS acquisitions totaling $177.2 million, prior to closing credits, and five new real estate loan acquisitions and one additional funding of an existing first mortgage participation totaling $233.0 million, net of discounts and premiums. The Company also received principal repayments of $30.8 million related to two mezzanine loan investments during the quarter ended March 31, 2007.

Since raising our initial equity capital in June 2004, through March 31, 2007, the Company has closed 46 investments, comprised of CMBS, real estate loans and net leased real estate assets totaling approximately $1.7 billion. In addition, the Company has sold assets or received principal payments on investments aggregating approximately $231.2 million.

The Company’s investments as of March 31, 2007 consist of:

	Cost at March 31, 2007	% of Total Investments (Based on Cost)	Average Yield
	(in millions)
CMBS (1)	$959.4	64.4%	8.6%
Real estate loans	490.5	33.0%	8.1%
Real estate assets	38.7	2.6%	14.2%

Total	$1,488.6	100.0%	8.6%

(1)	CMBS fair value at March 31, 2007 was $946.0 million.

The Company’s CMBS investments are classified as available for sale. As of March 31, 2007, the Company’s CMBS investment portfolio was in a net unrealized loss position of approximately $13.4 million compared to a net unrealized gain position of $6.1 million as of December 31, 2006. The unrealized loss is primarily driven by the widening of credit spreads for B, BB and BBB rated CMBS classes during the quarter ended March 31, 2007. Such unrealized loss is not reflected in the Company’s statement of operations for the quarter ended March 31, 2007; however it is reflected as a reduction of stockholders’ equity within accumulated other comprehensive income (loss).

Liquidity and Financing Activity

As of March 31, 2007, total cash balances were $102.3 million, consisting primarily of $35.8 million of unrestricted cash and remaining CDO II ramp and replenishment pool balances aggregating $66.3 million. Available borrowing capacity under repurchase agreements was $137.6 million as of March 31, 2007. Subsequent to March 31, 2007, the Company contributed $17.0 million of CMBS and $15.0 million of real estate loans to CDO II, thereby fully investing the remaining ramp facility of CDO II and investing $7.2 million of CDO II’s available replenishment pool balance.

The Company’s total debt of $1.2 billion as of March 31, 2007 consists of $266.3 million for the collateralized debt obligation offering completed in 2005 (“CDO I”), $708.3 million for CDO II and $262.4 million outstanding on the Company’s repurchase agreements. The debt balances include $194.0 million which carries a fixed rate of interest and $1.043 billion of floating rate debt tied to one-month LIBOR. Of the $1.043 billion in floating rate indebtedness, approximately $322.7 million in assets that pay us interest on a floating rate basis tied to one-month LIBOR serve as collateral for such indebtedness. In addition, the Company has further mitigated its exposure to changes in interest rates by entering into pay fixed interest rate swaps.

The Company’s ratio of total debt to equity as of March 31, 2007 was 3.6x compared to 2.6x as of December 31, 2006. Historically, our maximum targeted debt to equity ratio was a range of 2.0x to 3.0x. However, our Board of Directors recently approved an increase to our maximum targeted debt to equity ratio to a range of 4.0x to 6.0x.

On April 9, 2007, the Company completed a $60.0 million offering of trust preferred securities. Proceeds will be used to fund existing and future investment activities and other working capital needs of the Company. The trust preferred securities have a 30-year term ending April 2037, are redeemable at par on or after April 2012 and pay distributions at a fixed rate of 7.24% (excluding amortization of fees and expenses) for the first five years through April 2012 and thereafter, at a floating rate of three month LIBOR plus 2.25% (excluding amortization of fees and expenses).

Dividends

The Board of Directors approved a dividend of $0.44 per common share for the quarter ended March 31, 2007 compared to a dividend of $0.33 per common share for the quarter ended March 31, 2006. The dividends were paid on April 30, 2007 to common stockholders of record on March 30, 2007.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Conference Call

Management will host an earnings conference call on Tuesday, May 8, 2007 at 9:00 A.M. eastern standard time. A copy of the earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 800-8651 (from within the U.S.) or (617) 614-2704 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “17713851.”

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until May 22, 2007 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference access code “51705740.”

Non-GAAP Financial Measures

During the quarterly conference call, the company may discuss non-GAAP financial measures as defined by SEC Regulations G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on the last page of this release.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

Dave Sturtevant, ROI: (703) 813-5643, ext. 243

Tae-Sik Yoon, Chief Financial Officer, JER Investors Trust Inc.: (703) 714-8094

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$35,768	$143,443
Restricted cash	66,499	83,085
CMBS, at fair value	946,025	790,203
Real estate loans	490,502	287,845
Real estate assets, net	38,534	38,740
Accrued interest receivable	9,900	8,241
Due from affiliate	—	146
Interest rate swap agreements, at fair value, net	—	1,136
Deferred financing fees, net	14,191	14,684
Other assets	724	438

Total Assets	$1,602,143	$1,367,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$974,578	$974,578
Repurchase agreements	262,423	—
Interest rate swap agreements, at fair value, net	2,217	—
Accounts payable and accrued expenses	1,353	939
Dividends payable	11,320	18,523
Due to affiliate	1,461	2,110
Other liabilities	2,942	1,830

Total Liabilities	1,256,294	997,980

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 25,757,035 shares issued and outstanding	258	258
Additional paid-in capital	391,948	391,872
Cumulative dividends paid/declared	(80,570)	(69,250)
Cumulative earnings	55,181	45,374
Accumulated other comprehensive income (loss)	(20,968)	1,727

Total Stockholders’ Equity	345,849	369,981

Total Liabilities and Stockholders’ Equity	$1,602,143	$1,367,961

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2007	2006
REVENUES
Interest income from CMBS	$17,823	$9,354
Interest income from real estate loans	8,749	3,062
Interest income from cash and cash equivalents	1,987	1,667
Lease income from real estate assets	1,372	—

Total Revenues	29,931	14,083

EXPENSES
Interest expense	15,631	3,973
Management fees, affiliate	1,855	1,921
Incentive fees, affiliate	152	—
Depreciation on real estate assets	206	—
General and administrative	2,280	1,394

Total Expenses	20,124	7,288

INCOME BEFORE OTHER GAINS (LOSSES)	9,807	6,795

OTHER GAINS (LOSSES)
Loss on impairment of assets	—	(310)

NET INCOME	$9,807	$6,485

Net earnings per share:
Basic	$0.38	$0.25

Diluted	$0.38	$0.25

Weighted average shares of common stock outstanding:
Basic	25,692,035	25,682,035

Diluted	25,735,382	25,684,529

Dividends declared per common share	$0.44	$0.33

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2007	2006
Net income available to common stockholders	$9,807	$6,485
Add:
Depreciation on real estate assets	206	—

Funds from Operations (FFO) *	$10,013	$6,485

FFO per share:
Basic	$0.39	$0.25

Diluted	$0.39	$0.25

*	The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.